Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-164884 on Form S-11 of our report dated March 7, 2011 related to the Statement of Revenues and Certain Operating Expenses of the CS Oklahoma City Property for the period from September 21, 2009, the date of lease inception, to December 31, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), and to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 7, 2011